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                                                Filed pursuant to rule 424(b)(3)
                                                Reg. No. 333-35455



                            SELLING SECURITY HOLDERS

     The following table provides certain information regarding the beneficial ownership of the Common Shares of the Company as of September 5, 1997 by each Selling Security Holder, and as adjusted to reflect the sale of the securities offered hereby, by the Selling Security Holders. Except as otherwise indicated, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their securities.

                                                                                COMMON SHARES
                                         COMMON SHARES                          BENEFICIALLY
                                         BENEFICIALLY       COMMON SHARES        OWNED AFTER
                                        OWNED PRIOR TO        TO BE SOLD       THE OFFERING(3)
           NAME OF                      THE OFFERING(1)   IN THE OFFERING(1)   -----------------
   SELLING SECURITY HOLDER                  NUMBER             NUMBER          NUMBER    PERCENT
   -----------------------              ---------------   ------------------   ------    -------
Kyneton Investments Ltd.                    144,898           144,898             --        --
Theodore Meisel                              21,466            21,466             --        --
Ralphael, LP                                 32,199            32,199             --        --
AG Super Fund International
  Partners, LP                               21,466            21,466             --        --
GAM Arbitrage, Inc.                          59,032            59,032             --        --
Angelo, Gordon & Coe, LP                     59,032            59,032             --        --
AG Super Fund, LP                            64,399            64,399             --        --
AG ARB Partners, LP                          53,666            53,666             --        --
Olympus Securities, Ltd.(2)                 529,276           188,367          340,909     2.0
Nelson Partners(2)                          689,201           348,292          340,909     2.0
LaRocque Trading Group, LLC                  17,173            17,173             --        --
Kessler Asher Group Limited Partnership      10,733            10,733             --        --
Ronald H. Means                              21,466            21,466             --        --
LICAP Partners                               58,876            58,876             --        --
Silverton International Fund Limited        218,689           218,689             --        --
Global Bermuda L.P.                         310,189           310,189             --        --
Lakeshore International Ltd.                 53,666            53,666             --        --
The Nicollet Fund L.P.                      126,115           126,115             --        --
Steven A. Amos                               33,272            33,272             --        --
Emeritaatsfonds                             216,595           216,595
Gereformeerde
  Kerken in Nederland
Belmundo Investments Pension Fund
  of the Dutch Reformed                      51,735            51,735             --        --
Q Investments, L.P.                          53,666            53,666             --        --
Amalgamated Gadget, L.P.                     53,666            53,666             --        --
Linda Cappello                               77,432            77,432             --        --
Gerard K. Cappello                           75,716            75,716             --        --
Lawrence K. Fleischman                       37,204            37,204             --        --
Index Special Situations Fund, Ltd.           8,538             8,538             --        --
Jean Pierre Seiman                           51,733            51,733             --        --
RAF Financial Corporation                    63,467            63,467             --        --
Robert L. Long                               63,467            63,467             --        --
Donald & Co. Securities Inc.                 38,056            38,056             --        --

-------------------

(1) Includes such number of Common Shares estimated to be issuable upon conversion of the Series A and Series B Preferred Shares, assuming the market price of $7.3125 per share of Common Shares on September 5, 1997 is used to determine the Common Shares issuable on such conversion. Also includes such number of Common Shares estimated to be issuable upon conversion of 50,155 Series B Preferred Shares that may be acquired pursuant to the exercise of certain outstanding warrants. The actual number of such Common Shares may be greater or lesser than the indicated amount as a result of the application of the conversion provisions at the actual date


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